Exhibit 99.1

QURATE RETAIL, INC. REPORTS

THIRD QUARTER 2024 FINANCIAL RESULTS

Englewood, Colorado, November 7, 2024 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today reported third quarter 2024 results(1).

“While the third quarter was anticipated to be the most difficult quarter of 2024, current headline events and the challenging macro-economic climate heavily impacted viewership of our programming and consumer behavior more than expected,” said David Rawlinson, President and CEO of Qurate Retail. “As a result, revenue underperformed this quarter and resulted in meaningful bottom-line deleverage. Despite this, we were able to hold consolidated gross margin flat with disciplined cost management and reduced operating expenses. We also continued our proactive balance sheet management, completing an offer in which 89% of QVC’s 2027 and 2028 notes were tendered which improves the QVC credit profile with reduced debt and an extended maturity profile.

“We are nearing the end of our multi-year Project Athens initiative focused on margin and free cash flow. The team has materially improved the business, becoming a more profitable, leaner and more nimble organization. We are transitioning to the next phase of our strategic growth as we enhance our capabilities to reach aggregated audiences on primarily social and streaming platforms.”

Third quarter 2024 headlines:

●	Qurate Retail revenue decreased 5% in both US Dollars and constant currency(2)
●	Generated $152 million in operating income
●	Adjusted OIBDA(3) decreased 12% in both US Dollars and constant currency to $250 million
●	QxH revenue decreased 6%
●	QVC International revenue decreased 1% in both US Dollars and constant currency
●	Cornerstone revenue decreased 12%
●	Tendered 89% of QVC, Inc.’s 2027 and 2028 notes
o	Partially funded with $605 million of new 6.875% senior secured notes due 2029
o	Improves QVC credit position with reduced debt balance and extended maturity profile

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended September 30, 2024 to the same period in 2023.

THIRD QUARTER 2024 FINANCIAL RESULTS

(amounts in millions)	3Q23	3Q24	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,617	$1,521	(6)%
QVC International	577	571	(1)%	(1)%
Cornerstone	285	252	(12)%
Total Qurate Retail Revenue	2,479	2,344	(5)%	(5)%

Operating Income (Loss)
QxH(b)	$91	$107	18%
QVC International	63	57	(10)%	(8)%
Cornerstone	4	(2)	NM
Unallocated corporate cost	(7)	(10)	(43)%
Total Qurate Retail Operating Income	151	152	1%	1%

Adjusted OIBDA
QxH(b)	$201	$182	(9)%
QVC International	77	70	(9)%	(9)%
Cornerstone	11	6	(45)%
Unallocated corporate cost	(4)	(8)	(100)%
Total Qurate Retail Adjusted OIBDA	$285	$250	(12)%	(12)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.

b)	In the third quarter of 2023, QxH incurred (i) a $2 million gain on the sale of its Rocky Mount, NC fulfillment center (“Rocky Mount”) in February 2023 on proceeds released from escrow and (ii) $21 million of restructuring, penalty and fire-related costs. These items are included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.

QxH

QxH revenue declined due to a 6% decrease in units shipped as well as lower shipping and handling revenue, partially offset by favorable returns. QxH reported declines in all categories.

Operating income increased in the third quarter comparing against $19 million of one-time net restructuring costs and penalties incurred in the prior year period.

Adjusted OIBDA margin(3) decreased due to fulfillment (warehouse and freight) pressure and sales deleverage, partially offset by higher product margins. Fulfillment pressure was driven by higher fulfillment center wages and freight rates and deleverage, partially offset by increased productivity efficiencies. Operating expenses decreased 6% due to lower commissions. Selling, general and administrative expenses decreased 4% driven by lower personnel expense and outside services costs, partially offset by increased marketing costs due to brand marketing to support QVC’s Age of Possibility campaign.

QVC International

QVC International’s constant currency revenue decreased primarily due to a 3% decrease in average selling price, partially offset by a 1% increase in units shipped and favorable returns. QVC International reported constant currency growth in home and accessories, with a decline in apparel and beauty.

Operating income and Adjusted OIBDA margin decreased primarily due to higher fulfillment costs and lower product margins, partially offset by lower operating expenses. Fulfillment costs increased due to higher freight rates and fulfillment center wages. Product margins decreased reflecting lower initial margin due to product mix and higher ocean freight rates, partially offset by favorable returns.

US Dollar denominated results were not materially impacted by exchange rate fluctuations. The Dollar weakened 3% against the British Pound, 1% against the Euro and strengthened 3% against the Japanese Yen. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency to the comparable figures calculated in accordance with US GAAP, where applicable.

Cornerstone

Cornerstone revenue decreased, reflecting softness and competitive promotional pressure in the home sector. Cornerstone is implementing a transformation plan to improve its revenue and profitability given the continued challenges in the housing sector. Operating income and Adjusted OIBDA margin decreased mainly due to higher costs for outside services related to its transformation plan and sales deleverage, partially offset by lower supply chain costs.

THIRD QUARTER 2024 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	3Q23	3Q24	% Change		% Change Constant Currency(a)
QxH
Cost of Goods Sold % of Revenue	65.4%	65.5%	10	bps
Operating Income Margin (%)(b)	5.6%	7.0%	140	bps
Adjusted OIBDA Margin (%)(b)	12.4%	12.0%	(40)	bps
Average Selling Price	$51.78	$51.76	0%
Units Sold			(6)%
Return Rate(c)	15.4%	14.6%	(80)	bps
eCommerce Revenue(d)	$996	$967	(3)%
eCommerce % of Total Revenue	61.6%	63.6%	200	bps
Mobile % of eCommerce Revenue(e)	69.0%	70.7%	170	bps
LTM Total Customers(f)	8.2	7.9	(4)%

QVC International
Cost of Goods Sold % of Revenue	63.4%	64.6%	120	bps
Operating Income Margin (%)	10.9%	10.0%	(90)	bps
Adjusted OIBDA Margin (%)	13.3%	12.3%	(100)	bps
Average Selling Price			(3)%		(3)%
Units Sold			1%
Return Rate(c)	19.6%	18.9%	(70)	bps
eCommerce Revenue(d)	$283	$297	5%		5%
eCommerce % of Total Revenue	49.0%	52.0%	300	bps
Mobile % of eCommerce Revenue(e)	69.3%	76.1%	680	bps
LTM Total Customers(f)	4.2	4.0	(5)%

Cornerstone
Cost of Goods Sold % of Revenue	62.8%	59.9%	(290)	bps
Operating Income Margin (%)	1.4%	NM	NM
Adjusted OIBDA Margin (%)	3.9%	2.4%	(150)	bps
eCommerce Revenue(d)	$218	$188	(14)%
eCommerce % of Total Revenue	76.5%	74.6%	(190)	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	In the third quarter of 2023, QxH incurred (i) a $2 million gain on the sale of Rocky Mount in February 2023 on proceeds released from escrow and (ii) $21 million of restructuring, penalty and fire-related costs. These items are included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.
c)	Measured as returned sales over gross shipped sales in US Dollars.
d)	Based on net revenue.
e)	Based on gross US Dollar orders.
f)	LTM: Last twelve months.

FOOTNOTES

1)	Qurate Retail will discuss these headlines and other matters on Qurate Retail’s earnings conference call that will begin at 8:30 a.m. (E.T.) on November 7, 2024. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	For definitions and applicable reconciliations of Adjusted OIBDA and Adjusted OIBDA margin, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	6/30/2024	9/30/2024
Cash and cash equivalents (GAAP)	$1,210	$873

Debt:
QVC senior secured notes(a)	$3,086	$2,732
QVC senior secured bank credit facility	1,225	1,280
Total Qurate Retail Group Debt	$4,311	$4,012

Senior notes(a)	792	792
Senior exchangeable debentures(b)	779	779
Corporate Level Debentures	1,571	1,571
Total Qurate Retail, Inc. Debt	$5,882	$5,583
Unamortized discount, fair market value adjustment and deferred loan costs	(543)	(524)
Total Qurate Retail, Inc. Debt (GAAP)	$5,339	$5,059

Other Financial Obligations:
Preferred stock(c)	$1,272	$1,272

QVC, Inc. leverage(d)	3.1x	3.1x

a)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
b)	Face amount of Senior Exchangeable Debentures with no adjustment for the fair market value adjustment.
c)	Preferred Stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
d)	As defined in QVC’s credit agreement. A portion of expected cost savings are included in Adjusted EBITDA for purposes of the covenant calculations under QVC’s bank credit facility.

Cash at Qurate Retail decreased $337 million in the third quarter primarily due to net debt repayment and capital expenditures during the period. On September 26, 2024, QVC completed an offer in which 89% of its 4.75% senior secured notes due 2027 and 4.375% senior secured notes due 2028 were tendered. The transaction was funded by $605 million of new 6.875% senior secured notes due 2029 and $352 million of cash. Total debt at Qurate Retail decreased $299 million in the third quarter due to the repurchase of QVC’s 2027 and 2028 senior secured notes, partially offset by the issuance of the new 2029 senior secured notes and additional net borrowing under QVC’s bank credit facility.

QVC’s bank credit facility has $1.3 billion drawn as of September 30, 2024 with incremental availability of $1.8 billion, net of letters of credit. QVC’s leverage ratio, as defined by the QVC revolving credit facility, was 3.1x at quarter-end. Pursuant to the terms of QVC’s revolving credit facility, a portion of expected cost savings are included in operating income for purposes of QVC’s leverage ratio for covenant calculations.

As of September 30, 2024, QVC’s consolidated leverage ratio (as calculated under QVC’s senior secured notes) was greater than 3.5x and as a result QVC is restricted in its ability to make unlimited dividends or other restricted payments. Dividends made by QVC to service the principal and interest of indebtedness of its parent entities, as well as payments made by QVC to Qurate Retail under an intercompany tax sharing agreement in respect of certain tax obligations of QVC and its subsidiaries, are permitted under the bond indenture and credit agreement.

Qurate Retail is in compliance with all debt covenants as of September 30, 2024.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30 a.m. (E.T.) on November 7, 2024. The call can be accessed by dialing (877) 704-4234 or (215) 268-9904, passcode 13744091, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.qurateretail.com/investors/news-events/ir-calendar. Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives (including Project Athens and Cornerstone’s transformation plan) and their expected benefits, market potential, future financial performance and prospects and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of future public health crises), issues impacting the global supply chain and labor market and use of social media and influencers. These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

Contact: Shane Kleinstein (720) 875-5432

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries) and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, and where applicable, separately identified impairments, litigation settlements, restructuring, penalties, acquisition-related costs, fire related costs, net (including Rocky Mount inventory losses), and (gains) losses on sale leaseback transactions. Further, this press release includes Adjusted OIBDA margin, which is also a non-GAAP financial measure. Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’s performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because Adjusted

OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail. Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan. We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations. Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s Adjusted OIBDA to its operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2023, December 31, 2023, March 31, 2024, June 30, 2024 and September 30, 2024, respectively.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	3Q23	4Q23	1Q24	2Q24	3Q24
Qurate Retail Operating Income (Loss)	$151	$(103)	$145	$165	$152
Depreciation and amortization	105	98	99	96	95
Stock compensation expense	10	13	16	3	3
Restructuring, penalty and fire related costs, net of (recoveries) (including Rocky Mount inventory losses)(a)	19	—	—	18	—
Impairment of intangible assets(b)	—	326	—	—	—
(Gains) losses on sale of assets and sale leaseback transactions(c)	—	6	(1)	—	—
Qurate Retail Adjusted OIBDA	$285	$340	$259	$282	$250

a)	In the third quarter of 2023, QxH incurred (i) a $2 million gain on the sale of its Rocky Mount fulfillment center in February 2023 on proceeds released from escrow and (ii) $21 million of restructuring, penalty and fire-related costs. In the second quarter of 2024, Qurate Retail incurred $18 million of restructuring charges related to a plan to shift its information technology operating model. These items are included in operating income and excluded from Adjusted OIBDA.
b)	In the fourth quarter of 2023, QxH recognized a $326 million non-cash impairment charge related to goodwill.
c)	Includes a loss related to the sale leaseback of a German property in the fourth quarter of 2023 and a gain related to the sale leaseback of a German property in the first quarter of 2024.

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2023, December 31, 2023, March 31, 2024, June 30, 2024 and September 30, 2024, respectively.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	3Q23	4Q23	1Q24	2Q24	3Q24
QVC
Operating income (loss)	$154	$(113)	$157	$163	$164
Depreciation and amortization	98	91	92	88	87
Stock compensation	7	10	12	2	1
Restructuring, penalty and fire related costs, net of (recoveries) (including Rocky Mount inventory losses)	19	—	—	18	—
(Gains) losses on sale of assets and sale leaseback transactions	—	6	(1)	—	—
Impairment of intangible assets	—	326	—	—	—
Adjusted OIBDA	$278	$320	$260	$271	$252

QxH Adjusted OIBDA	$201	$221	$185	$194	$182
QVC International Adjusted OIBDA	$77	$99	$75	$77	$70

Cornerstone
Operating income (loss)	$4	$18	$(3)	$11	$(2)
Depreciation and amortization	7	7	7	8	8
Stock compensation	—	2	2	—	—
Restructuring costs	—	—	—	—	—
Adjusted OIBDA	$11	$27	$6	$19	$6

QURATE RETAIL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(unaudited)

	September 30,	December 31,
	2024	2023
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$873	1,121
Trade and other receivables, net of allowance for credit losses	883	1,308
Inventory, net	1,299	1,044
Other current assets	174	209
Total current assets	3,229	3,682
Property and equipment, net	500	512
Intangible assets not subject to amortization	5,873	5,862
Intangible assets subject to amortization, net	437	526
Operating lease right-of-use assets	618	635
Other assets, at cost, net of accumulated amortization	116	151
Total assets	$10,773	11,368
Liabilities and Equity
Current liabilities:
Accounts payable	839	895
Accrued liabilities	802	983
Current portion of debt	874	642
Other current liabilities	134	97
Total current liabilities	2,649	2,617
Long-term debt	4,185	4,698
Deferred income tax liabilities	1,443	1,531
Preferred stock	1,272	1,270
Operating lease liabilities	614	615
Other liabilities	131	148
Total liabilities	10,294	10,879
Equity	397	385
Non-controlling interests in equity of subsidiaries	82	104
Total liabilities and equity	$10,773	11,368

QURATE RETAIL, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	September 30,
	2024	2023

	amounts in millions
Revenue:
Total revenue, net	$2,344	2,479

Operating costs and expenses:
Cost of goods sold (exclusive of depreciation shown separately below)	1,517	1,603
Operating expense	175	186
Selling, general and administrative, including stock-based compensation	405	415
Restructuring, penalty and fire related costs, net of (recoveries)	—	19
Depreciation and amortization	95	105
	2,192	2,328
Operating income (loss)	152	151

Other income (expense):
Interest expense	(117)	(119)
Dividend and interest income	14	14
Realized and unrealized gains (losses) on financial instruments, net	(36)	(14)
Other, net	(13)	1
	(152)	(118)
Earnings (loss) before income taxes	—	33
Income tax (expense) benefit	(15)	(21)
Net earnings (loss)	(15)	12
Less net earnings (loss) attributable to the noncontrolling interests	8	11
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$(23)	1

QURATE RETAIL, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Nine months ended
	September 30,
	2024	2023

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$25	164
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	290	309
Stock-based compensation	22	40
Realized and unrealized (gains) losses on financial instruments, net	53	60
Gain on sale of assets and sale leaseback transactions	(1)	(119)
Gain on insurance proceeds, net of fire related costs	—	(225)
Insurance proceeds received for operating expenses and business interruption losses	—	226
Loss on disposition of Zulily	—	64
Deferred income tax expense (benefit)	(86)	62
Other, net	11	3
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	411	378
Decrease (increase) in inventory	(249)	63
Decrease (increase) in prepaid expenses and other assets	71	90
(Decrease) increase in trade accounts payable	(59)	(103)
(Decrease) increase in accrued and other liabilities	(175)	(410)
Net cash provided (used) by operating activities	313	602

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(137)	(151)
Expenditures for television distribution rights	(23)	(111)
Cash proceeds from dispositions of investments	7	71
Cash paid for disposal of Zulily	—	(35)
Proceeds from sale of fixed assets	6	202
Insurance proceeds received for fixed asset loss	—	54
Payments for settlements of financial instruments	—	(179)
Proceeds from settlements of financial instruments	—	167
Other investing activities, net	(2)	—
Net cash provided (used) by investing activities	(149)	18

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,895	1,137
Repayments of debt	(2,249)	(1,893)
Dividends paid to noncontrolling interest	(51)	(35)
Dividends paid to common shareholders	(4)	(8)
Indemnification agreement settlement	—	26
Other financing activities, net	(3)	(3)
Net cash provided (used) by financing activities	(412)	(776)
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	2	(17)
Net increase (decrease) in cash, cash equivalents and restricted cash	(246)	(173)
Cash, cash equivalents and restricted cash at beginning of period	1,136	1,285
Cash, cash equivalents and restricted cash at end period	$890	1,112